Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Lisa K. Klinger
Senior Vice President - Finance and Treasurer
(972) 409-1528

klingerl@michaels.com

Michaels Stores, Inc. Reports Second Quarter Earnings

IRVING, Texas — August 29, 2007 — Michaels Stores, Inc. today reported unaudited financial results for the second quarter of fiscal 2007 ended August 4, 2007. Total sales for the second quarter were $792.9 million, a 3.2% increase over fiscal 2006 second quarter sales of $768.3 million. Same-store sales for the comparable 13-week period increased 0.8%. Year-to-date sales of $1.637 billion increased 2.3% from $1.601 billion for the same period last year and year-to-date same-store sales increased 0.1% over the same period in fiscal 2006.

Brian Cornell, Chief Executive Officer, said, “We are pleased with our overall performance for the quarter, as we made excellent progress on many of our key company initiatives. Our Adjusted EBITDA for the quarter was above expectations, driven by strong merchandising margin expansion and effective expense management partially offset by lower than expected sales.”

Mr. Cornell concluded, “For the second half of the year we expect continued progress on our consumer-facing programs and expect our merchandising initiatives, improved advertising and store execution to deliver solid sales performance.”

The Company’s gross margin rate increased 90 basis points in the second quarter and 70 basis points on a year-to-date basis for fiscal 2007. Expansion in the gross margin rate was driven by significant growth in merchandise margins for both the second quarter and first half of the year. The increase in the Company’s merchandise margin rate was primarily due to continued success in optimizing its promotional programs and the benefits of ongoing product sourcing initiatives. Occupancy costs as a percent of sales increased primarily due to a deleveraging against a lower sales growth rate.

Selling, general, and administrative expense in the second quarter increased $9.3 million to $243.0 million, or as a percent of sales, to 30.6% compared to 30.4% in the second quarter of fiscal 2006. The increase in selling, general, and administrative expense is primarily due to costs associated with marketing tests and executive compensation costs, partly offset by a reduction in store expenses as a percent of sales. Year-to-date selling, general and administrative expense increased $28.2 million, to 30.5% of sales from 29.4% for the same period last year, resulting primarily from costs associated with marketing tests, executive compensation costs and consulting expenses related to the Company’s strategic initiatives.

Operating income decreased approximately $6.0 million to $25.6 million, or 3.2% of sales, in the second quarter of fiscal 2007 from 4.1% in the second quarter of fiscal 2006. The decrease was due to related party and transaction related compensation costs. Year-to-date fiscal 2007 operating income was $85.0 million, or 5.2% of sales, versus $107.6 million, or 6.7% of sales, for the first half of fiscal 2006. The decrease in first half operating

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

income was primarily due to related party expenses, transaction related compensation costs, and consulting expenses, partly offset by the expanded gross margin rate.

Net income decreased $65.5 million to a net loss of $43.9 million in the second quarter of fiscal 2007 from $21.6 million in the second quarter of fiscal 2006. Net income also decreased to a net loss of $66.6 million for the first half of fiscal 2007 compared to a net income of $73.3 million in the same period last year. A substantial portion of the decrease in net income for both periods was due to incremental interest expense.

The Company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Adjusted EBITDA for the second quarter of fiscal 2007 was $88.4 million, or 11.1% of sales, versus $83.8 million, or 10.9% of sales, for the same period last year. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Year-to-date fiscal 2007 Adjusted EBITDA was $200.2 million, or 12.2% of sales, versus $206.0 million, or 12.9% of sales, in the first half of fiscal 2006. Adjusted EBITDA for the first half of fiscal 2007 declined approximately $5.8 million, due in part to the incremental market-driven cash compensation costs and consulting expenses related to the Company’s strategic initiatives which total approximately $14 million.

Balance Sheet and Cash Flow

The Company’s cash balance at the end of the second quarter was $45.0 million. Second quarter debt levels totaled $4.098 billion, up $156 million from the end of first quarter as a result of holiday working capital needs. During the quarter, the Company made a $5.9 million amortization payment on its Senior Secured Term Loan and, on May 10, 2007, executed an amendment to its Term Loan which reduced the Company’s borrowing costs by 50 basis points and eliminated the consolidated secured debt ratio maintenance covenant. Additionally, subsequent to the end of the second quarter, senior management invested an additional $3.8 million in the Company equity.

Average inventory per Michaels store at the end of the second quarter of fiscal 2007, inclusive of distribution centers, was up 3.0% to $929,000 compared to $902,000 at the end of the second quarter for fiscal 2006. The increase in average inventory is primarily due to merchandise reset activity, including incremental inventory associated with the launch of its exclusive Martha Stewart paper crafting line.

Capital spending for the six months ending August 4, 2007, totaled $61.6 million, with $29.0 million attributable to real estate activities, such as new, relocated, existing and remodeled stores, and $31.4 million for strategic initiatives such as the new Centralia, Washington distribution center, a Workforce Management System and other merchandise system enhancements.

During the first half of fiscal 2007, the Company opened 20 new stores, relocated seven stores, remodeled 35 stores and closed three Michaels stores and opened two Aaron Brothers stores.

Outlook

For the second half of fiscal 2007, same-store sales versus the prior year are currently expected to increase approximately 1% to 3%, with total sales increasing between 2% and 4%. Total sales growth for the second half of fiscal 2007 will be impacted by approximately 270 basis points due to the absence of a 53rd week this year. Operating income is expected to range between $320 million and $325 million. Stronger merchandise margin performance is anticipated to be partially offset by incremental spending for market-driven cash compensation costs, related party costs, and on-going transaction related compensation costs. Adjusted EBITDA for the second half of fiscal 2007 is expected to range between $415 and $420 million versus $411 million in the prior year period, which included a 53rd week.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

For fiscal 2007, same-store sales are expected to be approximately flat to 2%, with total sales increasing between 2% and 4%. Total sales growth for fiscal 2007 will be impacted by approximately 150 basis points due to the absence of a 53rd week this year. Gross margin is now expected to increase by 30 to 40 basis points driven primarily by merchandise margin expansion. Adjusted EBITDA for fiscal 2007 is expected to range between $615 and $620 million versus $617 million for fiscal 2006 which included a 53-week. Adjusted EBITDA for fiscal 2007 includes incremental costs associated with consulting expenses related to the Company’s strategic initiatives as well as additional market-driven cash compensation costs which total approximately $23 million.

The Company will host a conference call at 4:00 p.m. central time today, hosted by Chief Executive Officer, Brian Cornell and President and Chief Financial Officer, Jeffrey Boyer. Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID# 8403480. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software.  For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 8403480.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of August 24, 2007, the Company owns and operates 937 Michaels stores in 48 states and Canada, 168 Aaron Brothers stores, 11 Recollections stores, and four Star Wholesale operations.

This news release contains forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended May 5, 2007. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, total sales growth, operating income, Adjusted EBITDA and forecasts of other financial performance. Our actual results could materially differ from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our substantial leverage, as well as the restrictions and financial exposure associated with the same; our ability to service the interest and principal payments of our debt; restrictions contained in our various debt agreements that limit our flexibility in operating our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs and merchandise offerings; decline in consumer subscriptions of newspapers; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our  key vendors or suppliers; lawsuits asserted by our previous stockholders or others challenging the merger transaction; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization.   Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to or subtracted from EBITDA in accordance with the Company’s credit agreements (collectively, the “Adjustments”).  The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.  The Company uses Adjusted EBITDA in its assessment to make restricted payments, as defined within its Senior secured term loan which was executed on October 31, 2006.  Contained in that agreement are limitations on the Company’s ability to make restricted payments, with the eligibility to make such payments partly dependent upon Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies.  As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.  The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Michaels Stores, Inc.

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Quarter Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006
Net sales	$792,939	$768,264	$1,637,072	$1,600,745
Cost of sales and occupancy expense	501,841	493,016	1,018,262	1,006,261
Gross profit	291,098	275,248	618,810	594,484
Selling, general, and administrative expense	243,005	233,681	498,909	470,717
Transaction expenses	15,688	8,499	21,252	13,199
Related party expenses	5,403	—	10,665	—
Store pre-opening costs	1,420	1,521	2,968	2,958
Operating income	25,582	31,547	85,016	107,610
Interest expense	95,208	252	190,560	424
Other (income) and expense, net	(2,085)	(3,329)	(4,531)	(10,491)
(Loss) income before income taxes	(67,541)	34,624	(101,013)	117,677
(Benefit) provision for income taxes	(23,594)	13,071	(34,463)	44,423
Net (loss) income	$(43,947)	$21,553	$(66,550)	$73,254

Michaels Stores, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

Subject to reclassification	August 4,	February 3,	July 29,
	2007	2007	2006
ASSETS
Current assets:
Cash and equivalents	$45,029	$30,098	$379,320
Merchandise inventories	922,860	847,529	875,217
Prepaid expenses and other	74,831	54,435	46,594
Deferred income taxes	35,391	35,216	56,502
Income tax receivable	60,947	32,902	—
Total current assets	1,139,058	1,000,180	1,357,633
Property and equipment, at cost	1,169,463	1,122,948	1,073,595
Less accumulated depreciation	(716,644)	(674,275)	(636,349)
	452,819	448,673	437,246
Goodwill	115,839	115,839	115,839
Debt issuance costs, net of accumulated amortization of $13,083 at August 4, 2007 and $4,537 at February 3, 2007	110,757	120,193	—
Other assets	7,155	8,117	22,929
	233,751	244,149	138,768
Total assets	$1,825,628	$1,693,002	$1,933,647

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$207,326	$214,470	$272,886
Accrued interest	75,276	5,517	89
Accrued liabilities and other	279,534	284,914	249,602
Income taxes payable	—	7,331	—
Current portion of long-term debt	364,061	229,765	—
Total current liabilities	926,197	741,997	522,577
Long-term debt	3,733,751	3,728,745	—
Deferred income taxes	16,356	29,139	—
Other long-term liabilities	81,176	68,444	89,173
Total long-term liabilities	3,831,283	3,826,328	89,173
	4,757,480	4,568,325	611,750
Commitments and contingencies
Stockholders’ (deficit) equity:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,213,397 shares issued and outstanding at August 4, 2007; 117,973,396 shares issued and outstanding at February 3, 2007; 1,026,666,666 shares authorized and 398,657,963 shares issued and 390,543,190 shares outstanding at July 29, 2006	11,821	11,797	39,866
Additional paid-in capital	6,309	—	443,498
Retained (deficit) earnings	(2,961,402)	(2,893,918)	924,749
Accumulated other comprehensive income	11,420	6,798	7,911
Treasury Stock (none at August 4, 2007 and February 3, 2007; 8,114,773 shares at July 29, 2006)	—	—	(94,127)
Total stockholders’ (deficit) equity	(2,931,852)	(2,875,323)	1,321,897
Total liabilities and stockholders’ (deficit) equity	$1,825,628	$1,693,002	$1,933,647

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
Subject to reclassification	August 4,	July 29,
	2007	2006
Operating activities:
Net (loss) income	$(66,550)	$73,254
Adjustments:
Depreciation and amortization	62,051	56,620
Share-based compensation	2,793	10,867
Tax benefits from stock options exercised	—	(16,065)
Other	7,673	168
Changes in assets and liabilities:
Merchandise inventories	(75,248)	(90,817)
Prepaid expenses and other	278	(2,991)
Deferred income taxes and other	(12,801)	(5,892)
Accounts payable	(12,774)	50,560
Accrued interest	69,759	18
Accrued liabilities and other	1,053	(8,725)
Income taxes payable	(21,599)	(27,329)
Other long-term liabilities	15,419	1,845
Net cash (used in) provided by operating activities	(29,946)	41,513

Investing activities:
Additions to property and equipment	(61,629)	(69,541)
Net cash used in investing activities	(61,629)	(69,541)

Financing activities:
Borrowings on asset-based revolving credit facility	705,577	—
Payments on asset-based revolving credit facility	(571,281)	—
Repayments on senior secured term loan facility	(11,750)	—
Equity investment of Management	4,280	—
Cash dividends paid to stockholders	—	(26,625)
Repurchase of old Common Stock	—	(66,182)
Repurchase of new Common Stock	(740)	—
Proceeds from stock options exercised	—	27,870
Tax benefits from stock options exercised	—	16,065
Proceeds from issuance of old Common Stock and other	—	1,791
Payment of capital leases	(5,039)	—
Change in cash overdraft	(14,541)	1,980
Net cash provided by (used in) financing activities	106,506	(45,101)

Net increase (decrease) in cash and equivalents	14,931	(73,129)
Cash and equivalents at beginning of period	30,098	452,449
Cash and equivalents at end of period	$45,029	$379,320

Supplemental Cash Flow Information:
Cash paid for interest	$123,439	$229
Cash paid for income taxes	$18,596	$45,042

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of income:

(Schedule may not foot due to rounding)

	Quarter Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	63.3	64.2	62.2	62.9
Gross profit	36.7	35.8	37.8	37.1
Selling, general, and administrative expense	30.6	30.4	30.5	29.4
Transaction expenses	2.0	1.1	1.3	0.7
Related party expenses	0.7	—	0.7	—
Store pre-opening costs	0.2	0.2	0.2	0.2
Operating income	3.2	4.1	5.2	6.7
Interest expense	12.0	—	11.6	—
Other (income) and expense, net	(0.3)	(0.4)	(0.3)	(0.7)
(Loss) income before income taxes	(8.5)	4.5	(6.2)	7.4
Provision for income taxes	(3.0)	1.7	(2.1)	2.8
Net (loss) income	(5.5)%	2.8%	(4.1)%	4.6%

The following table sets forth certain of our unaudited operating data (dollar amounts in thousands):

	Quarter Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006
Michaels stores:
Retail stores open at beginning of period	928	899	920	885
Retail stores opened during the period	9	7	20	24
Retail stores opened (relocations) during the period	2	2	7	5
Retail stores closed during the period	—	(1)	(3)	(4)
Retail stores closed (relocations) during the period	(2)	(2)	(7)	(5)
Retail stores open at end of period	937	905	937	905

Aaron Brothers stores:
Retail stores open at beginning of period	168	165	166	166
Retail stores opened during the period	—	—	2	—
Retail stores closed during the period	—	—	—	(1)
Retail stores open at end of period	168	165	168	165

Recollections stores:
Retail stores open at beginning of period	11	11	11	11
Retail stores opened during the period	—	—	—	—
Retail stores open at end of period	11	11	11	11

Star Decorators Wholesale stores:
Wholesale stores open at beginning of period	4	4	4	4
Wholesale stores opened during the period	—	—	—	—
Wholesale stores open at end of period	4	4	4	4

Total store count at end of period	1,120	1,085	1,120	1,085

Other operating data:
Average inventory per Michaels store (1)	$929	$902	$929	$902
Comparable store sales increase (decrease) (2)	0.8%	(0.3)%	0.1%	(1.7)%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)                                  Average inventory per Michaels store calculation excludes Aaron Brothers, Recollections, and Star Decorators Wholesale stores.

(2)                                  Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.  A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed.  If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention.  A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Michaels Stores, Inc.

Reconciliation of non-GAAP data

(in millions)

					Forecast of		Forecast of
	Second fiscal	Second fiscal	Six months	Six months	six months	Six months	fiscal year
	quarter ending	quarter ending	ending	ending	ending	ending	ending
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006	February 2, 2008	February 3, 2007	February 2, 2008	Fiscal 2006

Cash flows from operating activities	$21.3	$(65.0)	$(29.9)	$41.5	$173.9	$115.6	$144.0	$157.1
Depreciation and amortization	(31.3)	(29.2)	(62.1)	(56.6)	(64.4)	(62.0)	(126.5)	(118.6)
Share-based compensation	(1.3)	(5.3)	(2.8)	(10.9)	(5.6)	(4.4)	(8.4)	(15.3)
Tax benefit from stock options exercised	—	7.9	—	16.1	—	(3.7)	—	12.3
Other	(4.3)	(0.1)	(7.7)	(0.1)	(11.3)	(5.3)	(19.0)	(5.4)
Changes in assets and liabilities	(28.3)	113.3	35.9	83.3	(4.0)	(72.3)	31.9	11.0
Net (loss) income	(43.9)	21.6	(66.5)	73.3	88.6	(32.2)	22.0	41.1
Interest expense	95.2	0.3	190.6	0.4	181.3	104.1	371.8	104.5
Interest income	(0.2)	(3.5)	(0.4)	(6.9)	—	(2.7)	(0.4)	(9.6)
Income tax (benefit) provision	(23.6)	13.1	(34.5)	44.4	53.7	24.5	19.3	68.9
Depreciation and amortization	31.3	29.2	62.1	56.6	64.6	62.0	126.6	118.6
EBITDA	58.8	60.6	151.2	167.8	388.2	155.7	539.4	323.5
Adjustments:
Share-based compensation (1)	1.3	5.3	2.8	10.9	5.7	123.8	8.5	134.7
Strategic alternatives and other legal (2)	16.3	11.3	22.1	16.9	6.5	110.4	28.6	127.3
Store pre-opening costs (3)	1.4	1.5	3.0	3.0	3.7	2.3	6.7	5.2
Multi-year initiatives (4)	2.7	4.6	7.8	8.1	1.5	5.2	9.2	13.3
Other (5)	7.9	0.5	13.5	(0.8)	11.7	13.5	25.2	12.7
Adjusted EBITDA (6)	$88.4	$83.8	$200.2	$206.0	$417.3	$410.9	$617.5	$616.7

Note: Schedule may not add due to rounding

EBITDA and Adjusted EBITDA Margin

	Second fiscal	Second fiscal	Six months	Six months
	quarter ending	quarter ending	ending	ending
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006

Net sales	$792.9	$768.3	$1,637.1	$1,600.7
EBITDA (6)	$58.8	$60.6	$151.2	$167.8

EBITDA margin	7.4%	7.9%	9.2%	10.5%

Net sales	$792.9	$768.3	$1,637.1	$1,600.7
Adjusted EBITDA (6)	$88.4	$83.8	$200.2	$206.0

Adjusted EBITDA margin	11.1%	10.9%	12.2%	12.9%

Net sales	$792.9	$768.3	$1,637.1	$1,600.7
Net (loss) income	$(43.9)	$21.6	$(66.5)	$73.3

Net margin	-5.5%	2.8%	-4.1%	4.6%

(1) Reflects share-based compensation expense recorded under the provisions of  SFAS No. 123 (R), Share-Based Payment.  Note fiscal 2006 contains share-based compensation expense of about $119.1 million associated with the merger.

(2) For fiscal 2006, reflects legal, investment banking and other costs incurred in connection with our strategic alternatives process, and costs associated with the review of our historical stock option practices and responses to governmental inquiries. For fiscal 2007, reflects compensation arrangements associated with the change in control.

(3) We expense all start-up activity costs as incurred,  which primarily include store pre-opening costs.  Rent expense incurred prior to a store opening is recorded in cost of sales and occupancy expense on our consolidated income statement.

(4) Reflects costs associated with multi-year initiatives.  Costs incurred during fiscal 2007 primarily related to expenses associated with opening the new northwest distribution center and the store standardization/remodel program.  Costs incurred in fiscal 2006 primarily related to the store standardization/remodel program and the Company’s hybrid initiative.  Under the hybrid initiative, the company incurred abnormal costs as a result of consolidation and repositioning of merchandise inventories in our distribution centers.  Under our store standardization/remodel initiative, the company is changing store layouts to enhance the in-store experience.

(5) Reflects other adjustments required in calculating debt covenant compliance.  Positive adjustments to fiscal 2007 primarily consist of management fees paid to our Sponsors and closed store expenses.  Positive adjustments for fiscal 2006 consist primarily of management fees paid to our Sponsors, costs we identified as related to our former public company status (partially reduced by costs incurred under our new ownership structure), foreign currency losses arising from the translation of our intercompany debt, and closed store expenses.

(6) See reconciliation of EBITDA and Adjusted EBITDA to Net (loss) income in preceding tables